CONTRACT SCHEDULE

INDIVIDUAL RETIREMENT ANNUITY (IRA) AND SIMPLIFIED EMPLOYEE PENSION PLAN

Maintenance Fee:

              The annual Maintenance Fee is $25. If the Contract's Current Value is $10,000 or greater on the date the Maintenance Fee is to be deducted, the Maintenance Fee will be $0.

Surrender Fee:

              For each surrender, the Surrender Fee will be determined according to the number of completed Contract Years between the date the first Net Purchase Payment is applied to the Contract and the date of surrender. The Surrender Fee will be determined as follows:

              Completed Contract Years                           Surrender Fee
                 Less than 1 year                                    3%
                 1 or more but less than 2                           2%
                 2 or more but less than 3                           1%
                 3 or more                                           0%

              No Surrender Fee is deducted from any portion of the Current Value which is paid:

              (a)  At the death of the Annuitant before Annuity payments start;

              (b)  As a premium for an Annuity under this Contract;

              (c) For a full surrender where the Current Value is equal to $2,500 or less and no surrenders have been taken from the Contract within the prior 12 months;

              (d)  Due to an election of a Distribution Option; or

              (e) In an amount equal to or less than 10% of the Current Value, as part of the first partial surrender request in a calendar year to a Contract Holder who is at least age 59-1/2. The Current Value is calculated as of the date the partial surrender request is received in Good Order at Aetna's Home Office. When a Distribution Option is elected, this provision includes any amounts paid under that election. This provision does not apply to full surrender requests.

Charges to Separate Account:

              A daily charge for the Annuity mortality risk, the expense risk, and the administrative charge is deducted from any portion of the Current Value allocated to the Separate Account. The deduction is the daily equivalent of an annual percentage that will not exceed 1.50%. Charges are subject to change annually, except for amounts which have been used to purchase an Annuity. The daily charge does not include investment advisory fees and other expenses charged by a Fund investment manager. These fees are disclosed in the applicable Fund Prospectus.

              Aetna will notify the Contract Holder of any change on Separate Account charges.

              Aetna will reduce the Separate Account charge by:

              (a) 0.10% if ten years have elapsed since the initial Purchase Payment has been made to this Contract and an Annuity Option has not been elected; or

              (b) 0.10% if the Current Value in the Contract is greater than $250,000 on the day of the initial Purchase Payment or on each subsequent anniversary.

IROIRA-99

Table of Minimum Values - Fixed Account:

              The values in the below Table only apply to annual Purchase Payments of exactly $1,000 credited to the Fixed Account. Values would be different for other Purchase Payment amounts, if partial surrenders are made, or if Aetna adds interest at a rate greater than the Guaranteed Interest Rate - Fixed Account (see 3.02).

              The Surrender Value assumes that a Purchase Payment of exactly $1,000 is credited to the Fixed Account at the 3% Guaranteed Interest Rate at the beginning of each Contract Year. The Maintenance Fee and applicable Surrender Fee are deducted.


                               Table of Minimum Fixed Account Values
                                Per $1,000 of Net Purchase Payments
                                  Allocated to the Fixed Account

-------------------------------------------------------------------------------------------------
     End            Minimum         Minimum            End           Minimum          Minimum
      of            Current        Surrender            of           Current         Surrender
     Year            Value           Value             Year           Value            Value
-------------------------------------------------------------------------------------------------
       1           $ 1,005            $ 985            16             20,480           $ 20,480
       2             2,040            2,020            17             22,124             22,124
       3             3,106            3,106            18             23,818             23,818
       4             4,205            4,205            19             25,563             25,563
       5             5,336            5,336            20             27,360             27,360
       6             6,501            6,501
       7             7,701            7,701            25             37,186             37,186
       8             8,937            8,937
       9            10,235           10,235            30             48,577             48,577
      10            11,572           11,572
      11            12,949           12,949            35             61,782             61,782
      12            14,368           14,368
      13            15,829           15,829            40             77,091             77,091
      14            17,333           17,333
      15            18,883           18,883            45             94,838             94,838

                                                       50            115,411            115,411
-------------------------------------------------------------------------------------------------


IROIRA-99